Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Appoints Manish Dutta to Board of Directors
COSTA MESA, Calif., November 22, 2019 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC, the “Company”), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today announced the appointment of Manish Dutta to the board of directors of both Pacific Mercantile Bancorp and Pacific Mercantile Bank.
Mr. Dutta has over 22 years of experience in the investment management industry, with a focus on business operations, technology, strategic planning and implementing complex and scalable solutions. Mr. Dutta is the Co‑Founder and Chief Executive Officer of Alpha Ledger Technologies, a company which leverages distributed ledger technology to connect all people to fundamental positive impact municipal investment opportunities that strengthen communities and improve quality of life. Mr. Dutta brings with him a deep comprehension of the role of technology as a business enabler and strategic vision for the evolving role of technology in the financial sector.
“We are very pleased to add Manish to our Board of Directors,” said Edward Carpenter, Chairman of the Board of the Company and the Bank. “Manish’s career includes a strong technology background within the financial industry. We believe his expertise and perspective will be beneficial to our Bank’s continuing efforts to create long-term shareholder value.”
Mr. Dutta said, “Pacific Mercantile has built a commercial bank that is focused on digital transformation and delivering a low-friction client experience. I look forward to working with the management team and my fellow directors to continue advancing their digital transformation initiatives.”
Prior to founding Alpha Ledger Technologies, Mr. Dutta spent 20 years with PIMCO where he most recently was a Senior Vice President and Senior Manager, managing various teams of developers, analysts and consultants supporting PIMCO’s global client facing operations, business operations and strategic initiatives for the executive office. Mr. Dutta joined PIMCO as a Senior Developer leading teams and managing platform projects working both domestically and internationally, and has steadily risen through the management ranks over time. Prior to joining PIMCO, Mr. Dutta held programmer and developer positions at The Capital Group Companies, Inc. and GDI/Compuflex International, respectively.
Mr. Dutta received his Bachelor’s degree in Business Studies from Delhi University, India.
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Exhibit 99.1

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk of increases in our nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the SEC. Additional information is set forth in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2019, and readers of this release are urged to review the additional information contained in those reports.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

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